EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2021 FINANCIAL RESULTS

MINNEAPOLIS, MN – May 6, 2021 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the first quarter ended March 31, 2021 (“Q1”).

Overview
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Q1 2021 net sales increased 15.7% to $5.4 million from $4.7 million in Q1 2020.
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Q1 2021 operating loss was $1.7 million compared to operating loss of $1.1 million in Q1 2020.
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Q1 2021 net loss was $0.7 million, or $0.38 per basic and diluted share, compared to net loss of $0.9 million, or $0.50 per basic and diluted share in Q1 2020.

Insignia’s President and CEO, Kristine Glancy, commented, “2021 revenue is off to a strong start driven by our continued momentum on our non-POPS portfolio. Our non-POPS revenue increased 97% versus Q1 2020 partially offset by our POPS revenue declining 41%. Our non-POPS revenue consisting of our display, on-pack and mobile businesses all experienced growth versus Q1 2020 and contributed 74% of our total Q1 2021 revenue. The team was successful in growing our non-POPS portfolio with existing and new clients in Q1 2021. Our holistic approach of offering both broader in-store, as well as out-of-store solutions, has enabled us to reach more brands and retailers, resulting in increased revenues. We recently hired several new team members who have strong experience in our non-POPS solutions and will aid the company in continuing to build a strong pipeline. POPS will continue to be challenged, driven by continued competitive pressures, the expiration of our 10 year selling agreement with News America Marketing and brands spending less on POPS signage due to COVID.”

Ms. Glancy continued, “I’m very optimistic on our strong start to 2021 and encouraged by the continued diversification of our overall portfolio. While POPS has been our primary solution for over twenty-years, continuing to compete in a market against one competitor has put significant pressure on our ability to grow our revenue. We made the strategic decision to start diversifying our portfolio two years ago and it has proven to be very beneficial in our ability to reach new clients, channels and opportunities. While this means new and additional competitors, we have positioned ourselves to have a higher likelihood of converting overall revenue with our broad base of solutions. Our new brand and positioning is resonating well with the marketplace, showcasing our priority on both superior customer service and overall relationships backed by our deep retail and brand expertise. We have completed the downsizing of our office space reducing our overall footprint by 18,000 square feet. We will have two office locations maintaining a small warehouse space near our old office as well as our new headquarter space in Minneapolis, near our clients and partners. The team put together a strong plan for 2021 and I’m encouraged with our strong start.”

Q1 2021 Results

Net sales increased 15.7% to $5,419,000 in Q1 2021, from $4,682,000 in Q1 2020, primarily due to a 97% increase in non-POPS revenue, partially offset by a 41% decrease in POPS solutions revenue. Our non-POPS revenue has increased due to both sales to new CPGs and an increase in sales to existing CPGs. Our POPS revenue continues to be negatively impacted by competitive pressures and brands not spending on syndicated signage due to COVID-19.

Gross profit in Q1 2021 decreased to $962,000, or 17.8% of net sales, from $969,000, or 20.7% of net sales, in Q1 2020. The decrease in gross profit was primarily due to the decrease in POPS solution sales, as well as the Company’s decision to make an investment in the execution of a large non-POPS program.

Selling expenses in Q1 2021 were $516,000, or 9.5% of net sales, compared to $720,000, or 15.4% of net sales, in Q1 2020 due to lower staff related expenses and a software investment in Q1 2020.

Marketing expenses in Q1 2021 were $235,000, or 4.3% of net sales, compared to $365,000, or 7.8% of net sales, in Q1 2020. Decreased marketing expenses were primarily the result of decreased consulting and staffing expenses.

General and administrative expenses in Q1 2021 were $1,919,000, or 35.5% of net sales, compared to $993,000, or 21.2% of net sales, in Q1 2020 due to increased litigation expenses.

Other income for Q1 2021 was $1,062,000 due to the gain on debt extinguishments from the SBA forgiving the Company of its loan entered into pursuant to the Paycheck Protection Program of the CARES Act.

Income tax expense for Q1 2021 was 2.0% of pretax loss, or an expense of $13,000, compared to income tax benefit of 20.5% of pretax loss, or $222,000, in Q1 2020.

As a result of the items above, the net loss for Q1 2021 was $659,000, or $0.38 per basic and diluted share, compared to a net loss of $863,000, or $0.50 per basic and diluted share, in Q1 2020.

As of March 31, 2021, cash and cash equivalents totaled $6,838,000, compared to $7,128,000 as of December 31, 2020.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Net sales	$5,419,000	$4,682,000
Cost of sales	4,457,000	3,713,000
Gross profit	962,000	969,000
Operating expenses:
Selling	516,000	720,000
Marketing	235,000	365,000
General and administrative	1,919,000	993,000

Operating loss	(1,708,000)	(1,109,000)
Other income, net	1,062,000	24,000

Loss before taxes	(646,000)	(1,085,000)
Income tax expense (benefit)	13,000	(222,000)

Net loss	$(659,000)	$(863,000)

Net loss per share:
Basic	$(0.38)	$(0.50)
Diluted	$(0.38)	$(0.50)

Shares used in calculation of net loss per share:
Basic	1,751,000	1,724,000
Diluted	1,751,000	1,724,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	March 31,	December 31,
	2021	2020

Cash and cash equivalents	$6,838,000	$7,128,000
Working capital	7,582,000	8,694,000
Total assets	12,769,000	14,060,000
Total liabilities	5,652,000	6,366,000
Shareholders' equity	7,117,000	7,694,000

Working capital represents current assets less current liabilities.